UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2019

PEERSTREAM, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-52176	20-3191847
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

122 East 42nd Street, New York, NY	10168
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 594-5050

(Former name or former address, if changed since last report)

Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
—	—	—

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 1 — Registrant’s Business and Operations

Item 1.02	Termination of a Material Definitive Agreement.

As previously disclosed, on March 21, 2018, PeerStream, Inc. (the “Company”), entered into a technology services agreement with ProximaX Limited (“ProximaX”) whereby the Company agreed to provide certain development and related services to ProximaX to facilitate the implementation of the Company’s PeerStream Protocol into ProximaX’s proprietary blockchain protocol that is currently under development (the “ProximaX Agreement”). Pursuant to the terms of the ProximaX Agreement, ProximaX agreed to pay the Company, among other things, up to an aggregate of $10.0 million of cash or certain highly liquid cryptocurrencies in exchange for the Company’s services, $5.0 million of which was paid in May 2018, $2.5 million of which was due upon completion the second development milestone set forth in the ProximaX Agreement and $2.5 million of which was due upon completion of the third development milestone set forth in the ProximaX Agreement.

In the second quarter of 2019, the Company completed, and ProximaX accepted delivery of, the work constituting the second development milestone under the ProximaX Agreement. During the final stages delivery of the second milestone, ProximaX informed the Company that capital constraints made it unable to pay the Company the $2.5 million as stipulated under the ProximaX Agreement. Accordingly, following negotiations between the parties, on June 29, 2019, the Company and ProximaX entered into an agreement, effective June 24, 2019 (the “Termination Date”), to terminate the ProximaX Agreement (the “Termination Agreement”) and provide for payment terms for the $2.5 million due under the ProximaX Agreement.

Pursuant to the Termination Agreement, the Company and ProximaX agreed, among other things, that (i) the Company has no further obligation to provide any deliverables or services under the ProximaX Agreement, including any services related to the completion of the third development milestone, (ii) all services performed by the Company under the ProximaX Agreement are accepted by ProximaX and (iii) all payments previously made by ProximaX to the Company prior to the Termination Date are final and non-refundable.

Under the Termination Agreement, ProximaX also acknowledged and agreed to pay the Company the $2.5 million owed for the completion of the second development milestone as follows:

•	$2.5 million will be paid in eight monthly cash installments of $7,500 each, on the first day of each month, to be paid beginning May 1, 2019 through December 1, 2019 (with any amounts due prior to the Termination Date being paid in arrears together with the first payment due after the Termination Date); and

•	the remaining balance of $2.44 million (the “Remaining Balance”) will be paid on December 31, 2019 in either cash or security tokens issued by ProximaX.

If ProximaX raises capital prior to December 31, 2019, ProximaX is required to apply a percentage of the net cash proceeds from such capital raise towards the Remaining Balance as follows: 5% of the net cash proceeds from the first $5.0 million of capital raised; 10% of the net cash proceeds from the next $2.5 million of capital raised; and 15% of the net cash proceeds from any additional capital raised. Any amount of the Remaining Balance outstanding as of December 31, 2019 after the application of the net cash proceeds from a capital raise, if any, will be paid in security tokens issued by ProximaX.

The foregoing description of the Termination Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Termination Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Section 9 — Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Termination Agreement, dated as of June 29, 2019, by and between PeerStream, Inc. and ProximaX Limited.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	July 5, 2019

PEERSTREAM, INC.

		By:	/s/ Alexander Harrington
Alexander Harrington
Chief Executive Officer

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